EXHIBIT 23.3

                          Independent Auditors' Report



The Board of Directors
Home Federal Savings and Loan
     Association of Elgin, Inc.
Elgin, Illinois:


We have audited the accompanying balance sheet of Home Federal Savings and Loan Association of Elgin (the Association) as of December 31, 1998, and the related statements of operations, stockholder's equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Savings and Loan Association of Elgin as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ KPMG, LLP


Chicago, Illinois
January 29, 1999